EXHIBIT 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

LENOX GROUP INC.

Lenox Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the Series A Junior Participating Preferred Stock as set forth herein:

RESOLVED that no shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Restated Certificate of Incorporation all reference to the Series A Junior Participating Preferred Stock.

SECOND: That the Certificate of Designations with respect to the above Series A Junior Participating Preferred Stock was filed in the office of the Secretary of State of Delaware on April 24th, 1997. None of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Marc L. Pfefferle, its Interim Chief Executive Officer, this 14th day of January, 2008.

LENOX GROUP INC.

By:	/s/ Marc L. Pfefferle
Marc L. Pfefferle Interim Chief Executive Officer